Exhibit 10.24

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

XCF GLOBAL CAPITAL, INC.

(the “Buyer”)

And

RESC RENEWABLES HOLDINGS, LLC

(the “Seller”)

As of December 8, 2023

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of December 8, 2023, is entered into by and among RESC Renewables Holdings, LLC, a Nevada limited liability company (“Seller”) and XCF Global Capital, Inc., a Nevada corporation (“Buyer” or “XCF”). The Seller and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding Membership Interests (collectively, the “Acquired Interests”) of New Rise Renewables, LLC, a Delaware limited liability company (“New Rise”);

WHEREAS, New Rise owns all of the issued and outstanding Membership Interests in New Rise Renewables Reno, LLC, a Delaware limited liability company (“New Rise Reno” and, together with New Rise and New Rise Reno, the “Acquired Companies”);

WHEREAS, the Acquired Companies have completed construction and commercial operations at a processing plant located in Reno, Nevada that produces renewable diesel (the “Plant”); and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, all of the Acquired Interests and become the direct or indirect owner of the Acquired Companies and the Plant (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.       Defined Terms. Defined terms used in this Agreement have the meanings set forth on Schedule A.

ARTICLE II
PURCHASE AND SALE

Section 2.01.       Purchase and Sale. On the terms set forth in this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, all of the Acquired Interests. At the Closing, the Acquired Interests will be sold, transferred and delivered by the Seller free and clear of all Encumbrances.

Section 2.02.	Consideration.

(a)          The aggregate amount to be paid by the Buyer to the Seller for the Acquired Interests shall be equal to (the “Purchase Price”) calculated as “A” minus “B” whereby “A” equals $1,100,000,000, and “B” equals the amount of the New Rise Liabilities, estimated to be approximately $112,500,000 million but subject to final determination and adjustment pursuant to the Purchase Price Adjustment Mechanism (as defined below).

(b)          At the Closing, Buyer shall pay the Purchase Price, subject to any adjustments contemplated herein, by (i) delivery of a convertible promissory note in the principal amount of $100,000,000 in favor of Seller, in the form attached hereto as Exhibit A (the “Note”), and (ii) the issuance to Seller of 88,750,000 shares of XCF Common Stock.

(c)          The Note shall be secured by a first-ranking security interest against the Acquired Interests and against all of the membership interests in New Rise Reno and New Rise Processing pursuant to a security agreement in the form attached as Exhibit B (the “Security Agreement”).

(d)          No later than five (5) Business Days prior to the Closing Date Seller shall provide to XCF an estimated amount of New Rise Liabilities. To the extent the estimated New Rise Liabilities do not reflect the actual New Rise Liabilities as determined by Buyer following Closing, the Purchase Price shall be adjusted downward or upward on a dollar for dollar basis if the actual New Rise Liabilities are higher or lower than the estimated New Rise Liabilities, as provided to XCF by the Seller, and the Parties will give effect to any such difference through an adjustment to the principal balance of the Note (the “Purchase Price Adjustment Mechanism”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct on the date hereof and as of the Closing Date. In addition, the Seller hereby confirms that the Buyer is relying on the representations and warranties of Seller set forth in this ARTICLE III in connection with their execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement.

Section 3.01.       Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada. Seller has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto, as applicable), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02.       Organization, Authority and Qualification of the Acquired Companies. Each of New Rise and New Rise Reno is a Delaware limited liability company. Each of the Acquired Companies is duly organized, validly existing and in good standing under the Laws of the state of its respective jurisdiction of organization and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, including the Plant, and to carry on its business as it has been and is currently conducted. Schedule 3.02 sets forth each jurisdiction in which the Acquired Companies are licensed or qualified to do business, and the Acquired Companies are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the Plant, the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03.       Capitalization of New Rise.

(a)          Except as described in the Security Agreement, Seller is the record owner of and has good and valid title to the Acquired Interests, free and clear of all Encumbrances. The Acquired Interests constitute 100% of the total issued and outstanding Membership Interests in New Rise. The Acquired Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Except as described in the Security Agreement, upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Acquired Interests, free and clear of all Encumbrances.

(b)          The Acquired Interests were issued in compliance with Law. The Acquired Interests were not issued in violation of the Organizational Documents of New Rise or any other agreement, arrangement, or commitment to which Seller or any Acquired Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Membership Interests or other securities in New Rise or obligating Seller or New Rise to issue or sell any Membership Interests or securities (including the Acquired Interests) in New Rise. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Interests.

Section 3.04.       Capitalization of New Rise Reno.

(a)          The only subsidiary of New Rise is New Rise Reno. New Rise does not own, or have any interest in any capital stock, Membership Interests, partnership interest, securities or equity interests in any other Person other than New Rise Reno. New Rise Reno does not own, or have any interest in any capital stock, Membership Interests, partnership interests, securities or equity interests in any other Person.

(b)          New Rise is the record owner of and has good and valid title to the Membership Interest of New Rise Reno, free and clear of all Encumbrances. The Membership Interests of New Rise Reno held by New Rise constitute 100% of the total issued and outstanding Membership Interests of New Rise Reno. The Membership Interests of New Rise Reno have been duly authorized and are validly issued, fully-paid and non-assessable. Except as described in the Security Agreement, upon consummation of the transactions contemplated by this Agreement, New Rise will own all of the Membership Interests of New Rise Reno free and clear of all Encumbrances.

(c)          The Membership Interests of New Rise Reno were issued in compliance with Law. The Membership Interests of New Rise Reno were not issued in violation of the Organizational Documents of New Rise Reno, or any other agreement, arrangement, or commitment to which Seller or any Acquired Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(d)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Membership Interests or other securities in New Rise Reno or obligating Seller, New Rise, or New Rise Reno to issue or sell any Membership Interests or securities in New Rise Reno. Other than the Organizational Documents of New Rise Reno, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests in New Rise Reno.

Section 3.05.       No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or any Acquired Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any Acquired Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or any Acquired Company is a party or by which Seller or any Acquired Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of any Acquired Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of any Acquired Company; except, in the case of (c) or (d), as described in Schedule 3.05. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Acquired Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.06.       Financial Statements. Attached hereto as Schedule 3.06 are true, complete and correct copies of (i) the balance sheets, statements of income, statements of changes in stockholders’ equity and statements of cash flows of the Acquired Companies, as of and for each of the fiscal years ended December 31, 2022, 2021 and 2020, together with the related notes, schedules and any independent accountants’ review, and (ii) the management- prepared balance sheet and income statement of the Acquired Companies as of and for the nine (9) month period ended September 30, 2023 (collectively, the “Financial Statements”). For purposes of this Agreement, “Fiscal Year End Balance Sheet Date” means the date of the balance sheet in the Financial Statements for the fiscal year ended December 31, 2022 and “Interim Balance Sheet Date” means the date of the interim balance sheet in the Financial Statements. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Acquired Companies, consistently maintained throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the Acquired Companies. The Financial Statements were prepared in accordance with past practices of the Acquired Companies, consistently applied during the periods indicated and, solely with respect to the interim Financial Statements, except for the absence of footnote disclosure and any customary year-end adjustments. The Financial Statements fairly present the financial condition of the Acquired Companies as of the dates thereof and for the periods set forth therein.

Section 3.07.       Bank Accounts. Schedule 3.07 sets forth (a) a complete and accurate list of the names of all banks and other financial institutions in which any Acquired Company currently has an account, deposit or safe deposit box, and the balance thereof, and (b) the applicable account names and numbers (along with the names of all Persons authorized to draw on such accounts or deposits or to have access to such boxes).

Section 3.08.       Liabilities.

(a)          Undisclosed Liabilities. The Acquired Companies do not have any liabilities or obligations, whether known or unknown, absolute, contingent or otherwise (“Liabilities”) (and there is no basis for any present or future proceeding against any Acquired Company giving rise to any Liabilities), except Liabilities that (i) are adequately reflected or specifically reserved against in the Financial Statements as of the Interim Balance Sheet Date, or (ii) have been incurred since such date pursuant to bona fide transactions entered into in the ordinary course of business consistent with past practice of the Acquired Companies and are not, and would not reasonably be expected to be, individua1ly or in the aggregate, material to the Acquired Companies.

(b)          Long-Term Liabilities. Without limiting the generality of Section 3.08(a). except for the New Rise Liabilities, the Acquired Companies do not have any Indebtedness.

Section 3.09.       Material Contracts.

(a)          Schedule 3.09 lists each of the following Contracts of the Acquired Companies and/or related to the Plant (the “Material Contracts”) and an indication of their category:

(i)         each Contract relating to the engineering, procurement and construction, or design or operation of the Plant;

(ii)        Contracts providing for supply of materials and inputs to the Plant and purchase of renewable diesel from the Plant (including any related transportation contracts);

(iii)        each Contract related to acquisition, disposition, assessment or availability of tax credits to be received by or generated by the Plant;

(iv)        all IP Agreements;

(v)         each Contract of an Acquired Company involving aggregate consideration in excess of $15,000;

(vi)        all Contracts that provide for the indemnification by an Acquired Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(vii)       all Contracts that relate to the acquisition or disposition of any business, Membership Interest, equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(viii)      all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which an Acquired Company is a party;

(ix)        all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which an Acquired Company is a party;

(x)         all Contracts relating to Indebtedness (including, without limitation, guarantees) of any Acquired Company;

(xi)        all Contracts with any Governmental Authority to which any Acquired Company is a party (“Government Contracts”);

(xii)       all Contracts that limit or purport to limit the ability of any Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii)      any Contracts to which any Acquired Company is a party that provide for any joint venture, partnership or similar arrangement by any Acquired Company;

(xiv)      all Contracts between or among an Acquired Company on the one hand and Seller or any Affiliate of Seller (other than an Acquired Company) on the other hand (the “Related Party Contracts”);

(xv)       all collective bargaining agreements or Contracts with any union to which any Acquired Company is a party; and

(xvi)      any other Contract that is material to an Acquired Company and not previously disclosed pursuant to this Section 3.09.

(b)          Each Material Contract is valid and binding on the applicable Acquired Company in accordance with its terms and is in full force and effect. None of the Acquired Companies or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10.       Real Property.

(a)          Owned Real Property. None of the Acquired Companies own any parcels of real property or portions thereof.

(b)          Leased Real Property. Except as described in Schedule 3.10(b), none of the Acquired Companies lease any parcels of real property or portions thereof (the “Leased Real Property”).

Section 3.11.       Personal Property.

(a)          Personal Property; Title, Condition and Related Matters. Schedule 3.11 sets forth a true, correct and complete list and general description (including the original cost and estimated market value for each asset and the make, model, year and serial numbers/vehicle identification numbers and location for each motor vehicle or other piece of rolling stock) of all equipment and other items of tangible personal property and assets of each Acquired Company (collectively, the “Personal Property”). The Acquired Company identified as owning such Personal Property has good, marketable and transferable title to, or a legal, valid and binding leasehold or license interest in, all of its Personal Property, free and clear of all Encumbrances, other than Permitted Liens. All Personal Property is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, is useable for the Plant in the regular and ordinary course of business and conforms to all Laws, and the Seller has no Knowledge of any defects or problems (other than ordinary wear and tear) with any of such Personal Property.

(b)          Personal Property Lease Agreements. None of the Acquired Companies leases any Personal Property. No Person other than an Acquired Company owns any equipment, tangible personal property or other assets situated on Leased Real Property or used in the Company’s business or used or to be used in connection with the Plant.

Section 3.12.       Condition of Assets. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Personal Property of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.13.       [Intentionally omitted.]

Section 3.14.       Intellectual Property.

(a)          Intellectual Property. Schedule 3.14 sets forth a true, correct and complete list of all software (excluding commercial, off-the-shelf software available on the market for less than $5,000 annually) and all registered and unregistered, applied for, and issued copyrights, trade names, trade secrets, trademarks, service marks (including logos), patents, title of know-how, and other intellectual property and proprietary property rights that are material to the Plant or business of the Acquired Companies or as to which any Acquired Company claims an ownership interest or as to which any Acquired Company is a licensee or licensor (the “Intellectual Property”), the jurisdictions where each item of Intellectual Property is registered or issued (if any) and all software, licensing, franchising or other agreements, contracts or instruments relating to such Intellectual Property or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment (“IP Agreements”). The applicable Acquired Company has developed all software listed as owned in Schedule 3.14 solely through its own efforts and for its own account. The use of such exclusively owned software does not breach any terms of any agreement or other contract between the Seller or any Acquired Company and any third party. The exclusively owned software does not include any open source software, including software subject to any copyrights, or other similar public rights license.

(b)          Scope and Sufficiency of IP. Each Acquired Company has exclusive ownership and possesses good, marketable and transferable title to, or adequate licenses, assignments or other valid rights to use all Intellectual Property, free and clear of all Encumbrances, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. The Intellectual Property is subsisting, in good standing, and is not invalid or unenforceable (and there is no reason any item would be considered invalid or unenforceable), in whole or in part, and is not subject to any outstanding order, decree, judgment, stipulation, award, past due payment, decision, injunction or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof. No legal or administrative proceeding is pending or, to the Knowledge of the Seller, threatened, that challenges the legality, validity, enforceability of, or any Acquired Company’s ownership of or right to use or otherwise exploit any item of, the Intellectual Property. The Intellectual Property constitutes all the intellectual property that is reasonably necessary for the operation of the Plant, and after giving effect to the Closing, the Acquired Companies will be able to operate the Plant using the Intellectual Property.

(c)          Licensed IP. Except as expressly described in Schedule 3.14, no license, sublicense, covenant, agreement or permission has been granted or entered into by any Acquired Company or the Seller in respect of any item of the Intellectual Property. With respect to each item of Intellectual Property that any third party owns that is used in, or necessary to the Plant, and that is used by any Acquired Company pursuant to license, sublicense, agreement, or permission, including the Intellectual Property listed as “licensed” on Schedule 3.14 and any other commercial “off the shelf’ licenses, (i) the rights covering the item are legal, valid, binding, enforceable and in full force and effect in all material respects, (ii) no party thereto is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder, (iii) none of the Seller or any Acquired Company has received written notice that any party to the license, sublicense, agreement or permission intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder and (iv) the license, sublicense, agreement or permission will not be terminated or cancelled, or the Acquired Company’s or the Seller’s rights thereunder diminished or impaired, or obligations thereunder increased, as a result of the consummation of the transactions contemplated by this Agreement.

(d)          Non-Infringement of Third-Party JP. Neither the use of Intellectual Property nor the completion and operation of the Plant does (or did in the past) misappropriate upon, infringe or otherwise violate any intellectual property rights of any third party. No Person has made, or, to the Knowledge of the Seller, threatened to make, a claim against any Acquired Company alleging that the Acquired Company has violated, infringed, misappropriated or otherwise improperly used any intellectual property rights. There are no pending claims, judgments or settlements to be paid by any Acquired Company with respect to any of the Intellectual Property, and there are no pending claims or litigation relating to any of the Intellectual Property or any Acquired Company operations. None of the Acquired Companies or the Seller has engaged in any act that (i) violates the rights of privacy or publicity or any Person or (ii) constitutes unfair competition or trade practices under the laws of any jurisdiction.

(e)          Use of Company IP By Third Parties. There has not been, and presently there is not, any actual unauthorized use, interference, disclosure, infringement, misappropriation or violation by any other Person of any of the Intellectual Property. None of the Acquired Companies or the Seller has brought or considered bringing against any other Person any legal proceeding for infringement or violation or misappropriation of any Intellectual Property or breach of any license, sublicense or agreement involving Intellectual Property owned or used by the any Acquired Company or the Seller.

(f)          Maintenance of Acquired Company IP. The Acquired Companies and the Seller has taken all commercially reasonable actions to prosecute, maintain, protect, and enforce each item of Intellectual Property, including (i) use of non-disclosure or other agreements to retain control over certain Intellectual Property, (ii) payment of all fees, annuities and all other payments that have heretofore become due to any Governmental Authority or licensor with respect to the Intellectual Property and (iii) properly marking all commercial products with the necessary designations to ensure that no rights are impaired or diminished, including with respect to enforcing or collecting damages.

(g)          Domain Names. Schedule 3.14 sets forth a true and complete list of all domain names and internet addresses owned or used by any Acquired Company (the “Domain Names”). The Acquired Companies have all right, title and interest in and to all intellectual property rights in the Domain Names. Each of the Domain Names is registered in the name of the Acquired Companies, and each registration is currently in force and is free and clear of all Encumbrances. The Acquired Companies have not received notice from any third party claiming any right, title or interest in any Domain Name.

Section 3.15.       Insurance. Schedule 3.15 contains a complete and correct list of all Insurance Policies carried by or for the benefit of the Plant and any Acquired Company for each of the last five (5) policy years, whether or not such policy is currently in effect, specifying the insurer, policy period at the time of issuance, type of policy (including whether such policy is on a “claims made” or “occurrence” basis), the amount of and nature of coverage and policy limits, the annual premiums for such coverage, the deductible or retention amount (if any) and the date through which coverage will continue by virtue of premiums already paid. Schedule 3.15 sets forth a complete and accurate list of all claims or losses with a valuation of such claims and losses, provided by each applicable insurance company showing all workers’ compensation, property, marine, inland marine, fidelity, aviation, liability, auto or other insurance claims relating to any event or occurrence that took place or was discovered at any time during the past five (5) policy years and, to the Knowledge of the Seller, no other claims or losses exist. Each Acquired Company has maintained all insurance required to be maintained pursuant to the Contracts and all Permits. Each Acquired Company has properly filed under the appropriate insurance policy all claims and losses as to which the Sel1er has Knowledge. All of the Insurance Policies identified on Schedule 3.15 (a) are valid, outstanding, in full force and effect and enforceable in accordance with their terms, (b) to the Knowledge of the Se11er, are issued by an insurer that is financially sound and reputable, (c) taken together, to the Knowledge of the Seller, provide reasonable insurance coverage for the engineering, procurement and design of the Plant and operations of the Plant, as well as coverage for the Acquired Companies, (d) have not been subject to any lapse in coverage and (e) are sufficient for compliance with all Laws. All premiums due on the Insurance Policies identified on Schedule 3.15 have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each such insurance policy. The Insurance Policies identified on Schedule 3.15 do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Acquired Company. The Seller and Acquired Companies have not received any written notice of any reservation of rights or coverage denial from any insurer or cancellation or any threatened cancellation of any insurance policy, and the Acquired Companies are a named insured or loss payee, as applicable, under each insurance policy. The Acquired Companies are not in default under, and have not otherwise failed to comply with, any provision contained in any such insurance policy. To the Knowledge of the Seller, the Insurance Policies of the Acquired Companies are of a type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies’ business of constructing, designing an operating a facility similar to the Plant. The Seller has made available to the Buyer true and complete copies of all of the Acquired Companies’ Insurance Policies or other Insurance Policies relating to the Plant.

Section 3.16.       Legal Proceedings; Governmental Orders. Except as expressly provided in Schedule 3.16, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by any Acquired Company affecting any of its properties or assets, including the Plant (or by or against Seller or any Affiliate thereof and relating to any Acquired Company); or (b) against or by any Acquired Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that may adversely impact the Plant. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any of their properties or assets, including the Plant. Each Acquired Company is in compliance with the terms of each Governmental Order. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.17.       Compliance With Laws. Each Acquired Company is and, for the past five (5) years has been, in compliance in all material respects with all Laws.

Section 3.18.       Permits and Licenses. Schedule 3.18 is a true and complete list of all Permits, (a) presently held by an Acquired Company and issued by, or submitted by the Acquired Company to, any Governmental Authority or other Person, and (b) necessary for the construction and commercial operations of the Plant. The Acquired Companies own or possess all of the Permits that are necessary in all material respects to enable the Acquired Companies to own, lease and operate their assets and properties and to carry on their operations as presently conducted and as necessary to establish commercial operations of the Plant. All Permits are valid, binding, and in full force and effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach the terms of, require consent or notice under, or result in the termination or non-renewal of any Permit. The Acquired Companies have taken all necessary action to maintain each of its Permits, including the payment of all fees and charges with respect to the Permits due or payable as of the Closing Date, including filing any renewal applications for such Permits. No loss or expiration of any Permit is pending or could reasonably be expected or, to the Knowledge of the Seller, is threatened (other than expiration upon the end of any term identified on Schedule 3.18). Each Acquired Company is up-to-date and current with regard to record keeping and reporting that is necessary under each Permit, and no Permit has been revoked, suspended or limited in any material respect within the last five (5) years. None of the Acquired Companies has received any notice of any potential revocation of any Permit and to the Knowledge of Seller, no potential revocation of any Permit is pending.

Section 3.19.       Environmental Matters.

(a)          Each Acquired Company is and has always been in compliance in all material respects with all Environmental, Health and Safety Requirements. No Acquired Company has a reasonable basis to expect, nor has the Seller or any Acquired Company received, any order or notice from any Governmental Authority or third party related to any actual, threatened or alleged violation or failure to comply with any Environmental, Health and Safety Requirement with respect to any Leased Real Property or other real property (whether formerly or presently leased, owned, or otherwise used or operated) or asset in which an Acquired Company has or had an interest. Without limiting the generality of the foregoing, each Acquired Company possesses, and is in compliance in all material respects with, all Permits and government authorizations that are required under any applicable Environmental, Health and Safety Requirements, and all such Permits and governmental authorizations are in full force and effect. Each Acquired Company has filed all material notices that are required under any applicable Environmental, Health and Safety Requirements, including the filing of any renewal applications, and each Acquired Company is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained therein. There are no facts, events, circumstances or conditions that exist that could reasonably be expected to prevent, hinder, or otherwise limit such continued compliance with any Environmental, Health and Safety Requirement or any Permit or governmental authorizations and notices issued thereunder. No Acquired Company has been assessed or paid any fines or penalties with respect to environmental matters and no Acquired Company has undergone any corrective action or remedial obligations with respect to any real property.

(b)          The Seller and the Acquired Companies have not received notice of actual, potential or threatened liability or responsibility under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Oil Pollution Act of 1990 (“OPA90”) or any similar Law from any Governmental Authority or any third party and, to the Knowledge of the Seller, there are no facts, events, circumstances or conditions that could reasonably be expected to (i) form the basis for such a notice or the assertion of any claim against an Acquired Company under any Environmental, Health and Safety Requirement, including OPA90, CERCLA or any similar Law with respect to any on-site or off-site location; or (ii) lead to investigative, remedial, or corrective obligations pursuant to Environmental, Health and Safety Requirements or give rise to other liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) under any Environmental, Health and Safety Requirements.

(c)          No Acquired Company has entered into or agreed to enter into, and no Acquired Company anticipates entering into, any consent decree or order, and no Acquired Company is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental, Health and Safety Requirements.

(d)          No Acquired Company has been alleged to be in violation of, and no Acquired Company has been subject to any administrative or judicial proceeding pursuant to, applicable Environmental, Health and Safety Requirements either now or any time during the past, and no Acquired Company has either expressly or by operation of law, assumed or undertaken any material liability, including any material obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(e)          There are no Actions pending or, to the Knowledge of the Seller, threatened against any Acquired Company pursuant to or based upon any provision of any Environmental, Health and Safety Requirements or arising out of (i) any act or omission of an Acquired Company or any of its Affiliates, or any of their respective directors, managers, officers, employees, agents or representatives; (ii) the ownership, use, control or operation by any Acquired Company of any plant (including the Plant), facility, site, yard, area or property currently or previously owned or leased by any Acquired Company; or (iii) the Release of any Hazardous Materials at, on, under, or from any plant (including the Plant), facility, site, yard, area or property currently or previously owned, leased or otherwise used by any Acquired Company or, to the Knowledge of the Seller, by any other Person (including any Off-Site TSD Facility).

(f)          The Seller has delivered to the Buyer true, correct and complete copies of all material reports, investigations, evaluations, assessments, studies, analyses, correspondence, monitoring, memoranda, data and the complete files relating to environmental matters of the Plant and Acquired Companies and any properties formerly or currently leased, owned or otherwise used or operated by any Acquired Company, or any Off-Site TSD Facility, in the possession, custody or control of the Seller or any Acquired Company.

(g)          There has been no Release of Hazardous Materials by any Acquired Company or the Seller or any Related Party or, to the Knowledge of the Seller, any other Person, at, on, under or from any presently or formerly leased or owned real property of any Acquired Company or the Plant for which any investigatory, remedial, monitoring, or restoration or remediation activities would be required under any Environmental, Health and Safety Requirements, and none of the Leased Real Property, any improvements thereon or any equipment of any Acquired Company contains or has contained any asbestos, polychlorinated biphenyls (PCBs), underground storage tanks (active or abandoned), above-ground storage tanks (active or abandoned), pits or sumps on or under any such Leased Real Property, improvements or equipment for which any investigatory, remedial, monitoring or restoration activities would be required under Environmental, Health and Safety Requirements. To the Knowledge of the Seller, no Hazardous Materials are migrating to or from any Acquired Company’s real property, facilities or other assets (whether owned, leased, occupied, managed, controlled or licensed), including the Plant.

(h)          No Acquired Company has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials, or caused or arranged for any of the foregoing, other than in compliance in all material respects with all Environmental, Health and Safety Requirements.

(i)          Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup or consent of any Governmental Authority or third party pursuant to any so-called “transaction-triggered” or “responsible property transfer” or “environmental property transfer” Environmental, Health and Safety Requirement.

(j)          No Acquired Company has retained or assumed, by contract or operation of Law, any liabi1ities or obligations of third parties (as opposed to liabilities or obligations resulting from the acts or omissions of the Company) under any Environmental, Health and Safety Requirements.

(k)         No Acquired Company has stored any used oil, used transformer oil or other Hazardous Materials for or on behalf of, or that were owned or generated by, any third party in any underground storage tank or above-ground storage tank now or formerly located on the Leased Real Property or any properties formerly or currently leased, owned or otherwise used or operated by any Acquired Company, including the Plant. No Acquired Company has transported, treated, stored or disposed of, or caused or arranged for the transportation, treatment, storage or disposal of, any such used oil, used transformer oil or other Hazardous Materials, nor has any Acquired Company been named or identified as the generator or transporter on any manifest or certificate of disposal (or similar document) relating to the transportation, treatment, storage or disposal of any such used oil, used transformer oil, or other Hazardous Materials.

Section 3.20.       Directors, Managers, Officers and Employees.

(a)          Schedule 3.20 contains a true and complete list of all of the directors, managers, officers, employees (whether fu11-time, part-time or otherwise) and independent contractors (including leased employees) of any Acquired Company as of the Closing Date, specifying in each case their employer, position, date of hire, work location, union or non-union status, nature of employment (e.g., full-time, part-time, leased or other), employment status (e.g., active, on visa, on medical or maternity leave or other and expected return to work date) and annual salary, hourly wages or consulting fees or other compensation or independent contractor fees, as applicable, as of the Closing Date, together with an appropriate notation next to the name of any director, manager, officer, employee or independent contractor on such list who is subject to any written employment, consulting or services agreement or any other written term sheet, letter or other document describing the terms and/or conditions of employment of such officer or employee or of the rendering of services by such director, manager or independent contractor. Except as expressly described in Schedule 3.20, no Acquired Company is a party to or bound by any employment contract, consulting agreement, individual deferred compensation agreement, arrangement or election, supplemental retirement agreement, termination or severance agreement, change of control, sale bonus or retention agreement, any other written term sheet, letter or other document describing the terms and/or conditions of employment of any officer or employee or of the rendering of services by any independent contractor, or any other agreement respecting the terms and conditions of employment or of an independent contractor relationship, in each case with respect to any director, manager, officer, employee or former employee, consultant or independent contractor (collectively, including any amendments thereto, the “Existing Employment Agreements”). The Seller has provided, or will provide, to the Buyer true, correct and complete copies of each Existing Employment Agreement. Except as expressly described in Schedule 3.20, no employee of any Acquired Company is employed under a contract that cannot be terminated by the applicable Acquired Company with or without notice, except for those employees who are employed on indefinite hiring requiring, under Law, reasonable notice of termination. Except as expressly described in Schedule 3.20, no Acquired Company is obligated pursuant to any verbal or written commitments to any director, manager, officer, employee or independent contractor or consultant to increase any such individual’s total compensation (including base salary, bonus, commission, opportunities, incentive compensation or profit-sharing) or potential severance prior to the Closing Date or as a result of the transactions contemplated by this Agreement. No Acquired Company has improperly classified as an independent contractor any person who should be characterized as an employee of an Acquired Company under Law, including for purposes of taxation, workers’ compensation, unemployment insurance or Benefit Plan eligibility, and none of the Acquired Companies or the Seller has received a claim, and the Seller has no Knowledge of any potential claim, from any Governmental Authority or any such classified person to such effect. No Acquired Company is delinquent in payments to any of its employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, vacation pay, sick pay, severance and termination pay, benefits or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program, arrangement, Law, order of a Governmental Authority or Permit. No present or former independent contractor or subcontractor has any claim against any Acquired Company on account of or for payments or benefits due for any period on or before the Closing Date, which have not been paid.

(b)          Except as expressly described in Schedule 3.20, the Seller has not, and no director, manager, officer, employee or independent contractor or consultant of the any Acquired Company has, made any verbal commitment to any other director, manager, officer, employee or independent contractor or consultant of any Acquired Company with respect to compensation, promotion, retention, change of control payments, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as expressly described in Schedule 3.20, all officers and employees of any Acquired Company are active on the Closing Date.

(c)          To the Knowledge of the Seller, no employee of any Acquired Company (i) has any plans to terminate employment or (ii) is party to or bound by any confidentiality, non-competition, proprietary rights or other such agreement between such individual and any other Person (besides the Company) that would materially restrict the performance of such employee’s employment duties, or the ability of the Company to conduct its business.

Section 3.21.       Company Benefit Plans.

(a)          Definitions. The term “Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained or contributed to by any Acquired Company or any of its ERISA Affiliates, or with respect to which any Acquired Company or any of its ERISA Affiliates has any direct or indirect obligation to make contributions or payments or with respect to which any Acquired Company or any of its ERISA Affiliates has, or within the last six (6) years had, or could incur, any liability. Schedule 3.21 identifies each Benefit Plan. Each Benefit Plan identified on Schedule 3.21 that is or was a Multiemployer Plan is referred to herein as a “Multiemployer Plan” and each other Benefit Plan identified on Schedule 3.21 is referred to herein as a “Other Plan.” The term “Employee Benefit Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) plan that would be an employee benefit plan described in clause (i) of this sentence if it were subject to ERISA, such as foreign plans and plans for directors or managers, (iii) equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity, or other equity-based compensation plan or arrangement, (iv) profit participation, bonus or incentive award plan or arrangement, deferred compensation agreement or arrangement (including any salary deferrals), executive compensation or supplemental income arrangement, personnel policy, vacation or paid time off policy, severance pay plan, policy or agreement, consulting agreement, or employment agreement, including Existing Employment Agreements, and (v) other employee benefit plan, agreement, arrangement, program, practice or understanding providing for employee benefits or for the remuneration, direct or indirect, of employees, former employees, managers, directors, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them (whether written or oral).

(b)          Plans and Material Documents. The Seller has delivered, or will deliver, to the Buyer true, correct and complete copies of each Other Plans, and related trusts, if applicable, including, with respect to each, all amendments thereto. The Seller has also delivered, or will deliver, to Buyer, with respect to each Other Plan and to the extent applicable: (i) the three (3) most recent annual or other reports filed with each Governmental Authority with respect to each such plan, including all applicable schedules and audited financial statements attached thereto, (ii) each insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description and any summaries of material modifications thereto, as well as the most recent notices to participants and beneficiaries required by Laws, (iv) the most recent audited financial statements or accounts and actuarial report or valuation required to be prepared under Applicable Laws, (v) the most recent determination letter or opinion letter issued by the U.S. Internal Revenue Service (the “IRS”), (vi) a written description of any Other Plan that is not set forth in writing, and (vii) all other documents that are material to the Other Plan.

(c)          Absence of Certain Plans and Policies. Neither the Acquired Companies nor any of their ERISA Affiliates sponsors, maintains, contributes to or has any obligation to contribute to, or within the last six (6) years sponsored, maintained, contributed to or had any obligation to contribute to, and no Benefit Plan is, a plan subject to, Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Acquired Company nor any of their ERISA Affiliates is a party to any split dollar life insurance policy or arrangement.

(d)          Performance of Obligations; Absence of Liabilities. The Acquired Companies and each of their BRISA Affiliates have timely performed in all material respects all obligations, whether arising by operation of any Laws or by contract, required to be performed by each of them in connection with the Benefit Plans, and there have been no defaults or violations by any other party to the Other Plans or, to the Knowledge of the Seller, the Multiemployer Plans. The Acquired Companies have complied with the requirements of ERISA Section 404(c) and the regulations promulgated thereunder with respect to each Benefit Plan that is subject to Code Section 401(k). All contributions required to be made by any Acquired Company or any of its ERISA Affiliates to the Benefit Plans pursuant to their terms and provisions or pursuant to Laws have been made timely. No Acquired Company nor any of their BRISA Affiliates has incurred, and no facts exist that could reasonably be expected to result in, any liability (direct or indirect by virtue of indemnification or otherwise) with respect to any Benefit Plan, including any liability, tax, penalty or fee under ERISA, the Code or any Laws (other than to pay premiums, contributions or benefits in the ordinary course). There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, which is not otherwise exempt under Section 408 of ERISA, and that could reasonably be expected to subject any Acquired Company to any liability. The Acquired Companies have not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of BRISA, and no fact or event exists that could reasonably be expected to give rise to any such liability. The Acquired Companies have not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any multiple employer plan within the meaning of Section 413(c) of the Code, and no fact or event exists that could give rise to any such liability. No complete or partial termination has occurred within the five (5) years preceding the Closing Date with respect to any Benefit Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Benefit Plan subject to Title IV of ERISA. No Company Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan. None of the assets of any Acquired Company is the subject of any lien arising under Section 302(f) of ERISA or Section 430(k) of the Code; the Acquired Companies have not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

(e)          Compliance with Applicable Laws, Etc. Except as otherwise expressly described in Schedule 3.21:

(i)         each Benefit Plan has been established, documented, administered and operated in compliance in all material respects with Laws and its governing documents, and all Other Plans that could be deemed “nonqualified deferred compensation” arrangements under Section 409A of the Code are in compliance in all material respects with such section and the Treasury Regulations and rulings thereunder, and no service provider is entitled to a Tax gross-up or similar payment for any tax or interest that may be due under such Section, and each outstanding option or other equity based award granted by any Acquired Company or any of its ERISA Affiliates is either exempt from Section 409A of the Code or in compliance therewith;

(ii)        all reports and disclosures relating to the Benefit Plans required to be filed with or furnished to Governmental Authorities, Benefit Plan participants or Company Benefit Plan beneficiaries have been filed or furnished in substantial compliance with Laws in a timely manner;

(iii)       each of the Benefit Plans intended to be qualified under Section 401(a) of the Code (A) satisfies in all material respects the requirements of such section, (B) is maintained in all material respects pursuant to a prototype or volume submitter document approved by the IRS, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been timely amended in all material respects as required by Laws, and (D) has not been amended or operated in a way which could adversely affect such qualified status or its reliance on the IRS determination letter or opinion letter, as applicable;

(iv)        there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of the Seller, threatened against, or with respect to, any of the Benefit Plans or their assets;

(v)         as to any Other Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of any Other Plan within the meaning of Section 411(d)(3) of the Code;

(vi)        no act, omission or transaction has occurred which would result in imposition on any Acquired Company ·or any of their ERISA Affiliates of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(vii)       there is no matter pending (other than routine qualification determination filings) with respect to any of the Benefit Plans before any Governmental Entity;

(viii)      except as otherwise provided in this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require any Acquired Company or any of their ERISA Affiliates to make a larger contribution to, or pay greater amounts or benefits under, any Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights, service credits or other benefits or payments under any Benefit Plan;

(ix)        no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code;

(x)         all obligations of any Acquired Company under the Health Insurance Portability and Accountability Act of 1996, including portability, privacy, and security obligations, with respect to any Benefit Plan that is a group health plan have been timely performed; and

(xi)        the Company is, in all material respects, in compliance with the applicable requirements of the Patient Protection and Affordable Care Act and the Company has not incurred any penalty, Tax or assessment under Chapter 43 of the Code and nothing has occurred that could reasonably be expected to subject the Company to any such penalty, Tax or assessment.

(f)          Sections 280G and 4999; Section 409A. Except as otherwise expressly described in Schedule 3.21, in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Benefit Plans or under any other agreement which, in the aggregate and with respect to the Acquired Companies or any of their ERISA Affiliates and their employees and other service providers, could reasonably be expected to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. Schedule 3.21 lists each Employee Benefit Plan to which any Acquired Company is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such plan complies and has been operated in accordance with the requirements of Section 409A(a)(2), (3) and (4) and any IRS guidance issued thereunder and no amount under any such plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(l)(B) of the Code. No Acquired Company has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(l)(B).

(g)          Ability to Amend or Terminate. Each Other Plan which is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h)          Absence of Insurance Benefits. Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Other Plan provides retiree medical or retiree life insurance benefits to any Person, and no Acquired Company nor any of their ERISA Affiliates is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(i)          COBRA. Schedule 3.21 lists all individuals who are covered, or currently entitled to elect coverage, under any Benefit Plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation of coverage (or similar state law continuation).

(j)          Absence of Multiemployer Plan Withdrawal. Except as otherwise expressly described in Schedule 3.21, no Acquired Company nor any of their ERISA Affiliates has incurred or has any reason to believe it could incur, in each case on or prior to the Closing Date, (i) a partial or complete withdrawal from a multiemployer plan as defined in Section 3(37) or Section 400l(a)(3) of ERISA (a “Multiemployer Plan”) with respect to which any Acquired Company or any of its ERISA Affiliates has any unsatisfied liability or (ii) any withdrawal liability with respect to a Multiemployer Plan.

(k)          Multiemployer Plans. With respect to each Multiemployer Plan:

(i)         The Seller has delivered, or will deliver, to the Buyer true, correct and complete copies of (A) all information that has been provided to any Acquired Company or any of their ERISA Affiliates regarding assessed or potential withdrawal liability under any Multiemployer Plan (including any estimate of withdrawal liability), (B) the most recent actuarial report and (C) any other information received from a Multiemployer Plan or other correspondence regarding its funding status (including any correspondence regarding a funding improvement plan, a rehabilitation plan or a plan reorganization or termination), contribution requirements, legal compliance, financial condition, or related matters;

(ii)        except as expressly described in Schedule 3.21, to the Knowledge of the Seller, Sections 4203(b) and 4208(d)(l) of ERISA apply to the Company and each of its ERISA Affiliates that contributes to (or has an obligation to contribute to) such plan;

(iii)       the Multiemployer Plan is not “insolvent,” is not in “reorganization,” is not in “endangered status,” is not in “seriously endangered status,” is not in “critical status,” and is not in “critical declining status” (within the meaning assigned to such terms under ERISA) and is not subject to termination or mass withdrawal;

(iv)       neither the Acquired Companies nor any of their ERISA Affiliates (and none of their respective predecessors) has received any notice of any claim or demand for complete or partial withdrawal or any notice of any withdrawal liability or the obligation to pay excise taxes;

(v)        the Multiemployer Plan is not a party to any pending merger or asset or liability transfer under Part 2 of Subtitle E of Title IV of ERISA;

(vi)       the Pension Benefit Guaranty Corporation has not instituted proceedings against the Multiemployer Plan; an

(vii)      no Acquired Company nor any of their ERISA Affiliates (and none of their respective predecessors) has ever engaged in, or entered into any agreement with respect to, a transaction described in Section 4204 or 4212 of ERISA.

(l)          Plan Funding. Except as otherwise expressly described in Schedule 3.21, no Other Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, and each Other Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance policy or contract issued by an insurance company that is not in receivership, conservatorship, liquidation or similar proceedings (and, to the Knowledge of the Seller, no such proceedings are imminent) and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded. With respect to each Benefit Plan that is funded mostly or partially through an insurance policy, no Acquired Company nor any of their ERISA Affiliates has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or prior to the Closing Date.

(m)        Vacation Carryover. Except as expressly described in Schedule 3.21, no Other Plan providing vacation or paid time off provides for carryover of vacation or paid time off from one calendar year to the next.

Section 3.22.       Labor Relations. Schedule 3.21 sets forth a list of all collective bargaining agreements, pre-hire agreements and other contracts, arrangements, agreements and understandings with any trade union, labor organization or representative of employees that represents or seeks to represent any employee of any Acquired Company (the “Labor Agreements”). Except as expressly described in Schedule 3.21:

(a)          none of the employees of any Acquired Company has been, or is currently, represented by a labor organization or group which was either voluntarily recognized or certified by any labor relations board, including the United States National Labor Relations Board (“NLRB”), or voluntarily recognized or certified by any other Governmental Authority;

(b)          no representation election petition or application for certification has been filed with respect to employees of any Acquired Company or is pending with the NLRB or any other Governmental Authority, and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of any Acquired Company has occurred, is in progress or, to the Knowledge of the Seller, is threatened and no Acquired Company has any labor problems that could reasonably be expected to adversely affect, in any material respect, the business or lead to an interruption of the operations of any Acquired Company;

(c)          no Acquired Company has engaged in any unfair labor practice and there is no pending or, to the Knowledge of the Seller, threatened labor board proceeding of any kind, including any such proceeding against any Acquired Company or any trade union, labor union, employee organization or labor organization with regard to such unions’ or organizations’ representation of the employees of any Acquired Company;

(d)          no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the Knowledge of the Seller, has been threatened against any Acquired Company;

(e)          no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other similar “concerted action” involving the employees of any Acquired Company has occurred, is in progress or, to the Knowledge of the Seller, has been threatened;

(f)          no breach of contract and/or denial of fair representation claim has been filed or is pending or, to the Knowledge of the Seller, threatened against any Acquired Company and/or any trade union, labor union, employee organization or labor organization representing the employees of any Acquired Company;

(g)          no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, vacation pay, overtime pay or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of the Seller, threatened against any Acquired Company under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Law;

(h)          no discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Seller, threatened against any Acquired Company under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), ERISA or any other federal law or comparable state fair employment practices act or foreign law, and the Seller has no Knowledge of any facts or circumstances that could reasonably be expected to result in any such claims, complaints, charges or investigations;

(i)          if the Company is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed, is pending or, to the Knowledge of the Seller, has been threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;

(j)          no citation has been issued by the Occupational Safety and Health Administration (“OSHA”) against any Acquired Company, and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving any Acquired Company has been filed or is pending or, to the Knowledge of the Seller, threatened against any Acquired Company under OSHA or any other Law relating to occupational safety and health;

(k)         no workers’ compensation or retaliation claim, complaint, charge or investigation has been filed and remains active or unsettled, or is pending or, to the Knowledge of the Seller, threatened, against any Acquired Company, and the Acquired Companies’ accident cost experience relating to their business is such that there are no pending or, to the Knowledge of the Seller, possible assessments and there are no claims or potential claims that could reasonably be expected to adversely affect an Acquired Company’s accident cost experience;

(l)          no employee of an Acquired Company is, to the Knowledge of the Seller, ineligible to work in the United States under Laws, and each Acquired Company has complied with its obligations under the Immigration Reform and Control Act of 1986, as amended (the “IRCA”). For each employee of any Acquired Company for whom compliance is required, the Acquired Company has obtained and retained a complete and true copy of each such employee’s Form 1-9 (Employment Eligibility Verification Form). No Acquired Company has been cited, fined, served with a notice of intent to fine or with a cease and desist order, nor has any action, audit, investigation or administrative proceeding been initiated or, to the Knowledge of the Seller, threatened against any Acquired Company or the Seller by reason of any actual or alleged failure to comply with the IRCA or any other Law relating to immigration;

(m)        no Acquired Company has taken any action that would constitute a “mass layoff’, “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act (“WARN”) or otherwise trigger notice requirements or liability under any Applicable Law relating to plant closings or collective dismissals and no Acquired Company employee (current or former) has suffered an “employment loss” (as defined in WARN) during the six-month period prior to the Closing Date;

(n)          no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any Acquired Company and its employees has been filed or is pending or, to the Knowledge of the Seller, threatened against any Acquired Company under any applicable Law;

(o)          each Acquired Company has complied with, maintained and currently maintains adequate insurance as required by applicable Laws with respect to workers’ compensation claims and unemployment benefits claims;

(p)          each Acquired Company has paid or made provision for payment of all salaries, wages, overtime pay and vacation pay accrued, or which will accrue, through the Closing Date, and is in compliance in all material respects with all applicable Laws and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment standards, pay equity, employment discrimination and harassment, wages, hours of work or occupations safety and health, including ERISA, the IRCA, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts and all comparable state and local laws and regulations (collectively, the “Labor Laws”);

(q)          the Seller has delivered to the Buyer true and complete copies of all permits issued under applicable Labor Laws and such permits, if any, are listed on Schedule 3.21, and each Acquired Company has operated its business in compliance with such permits;

(r)          No Acquired Company is liable for any liabilities, judgments, decrees, orders, arrearage of wages or Taxes, fines or penalties for failure to comply with any of the Labor Laws;

(s)          No Acquired Company has denied any employee’s request for a leave of absence under the FMLA and no employee of any Acquired Company (i) will be on leave under the FMLA at the Closing Date or (ii) has requested leave under the FMLA to begin after the Closing Date; and

(t)          Each Acquired Company has paid or accrued all current assessments and there is no provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “assessments”) under workers’ compensation legislation, and no Acquired Company has been subject to any special or penalty assessment under such legislation that has not been paid and there are no facts or circumstances which may result in an increase in liability to the Company under any workers’ compensation legislation, regulations or rules after the Closing Date.

Section 3.23.       Taxes.

(a)          all Tax Returns of the Seller and any Acquired Company due to have been filed through the Closing Date in accordance with any applicable Law have been duly and timely filed (collectively, “Acquired Company Tax Returns”);

(b)          all Acquired Company Tax Returns are true, complete, correct, were prepared in accordance with applicable Laws, and accurately reflect the income, business, assets, operations, status and other matters of the Seller and/or the Acquired Companies, as applicable;

(c)          all Taxes, deposits or other payments for which either the Seller or the any Acquired Company may have any liability through the Closing Date (whether or not shown on any Tax Return) that are due and payable have been timely paid in full;

(d)          the provisions for Taxes reflected in the Financial Statements are sufficient to cover all liabilities for Taxes owing by the Seller and any Acquired Company for the periods covered by such Financial Statements and for all prior periods;

(e)          there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Seller or any Acquired Company were or are due to be filed;

(f)          all deficiencies asserted as a result of any examination, audits, assessments or reassessments of any Acquired Company Tax Returns have been paid in full or finally settled, and no issue has been raised in any such examination or audit which, by application of the same or similar principles, reasonably could be expected to result in a valid or enforceable deficiency or assessment for any other period not so examined;

(g)          no claims have been asserted and no proposals, deficiencies or assessments for any Taxes are being asserted or, to the Knowledge of the Seller, proposed or threatened against the Seller or any Acquired Company and, to the Knowledge of the Seller, no audit, investigation, assessment or reassessment of any Acquired Company Tax Returns or report of Taxes is currently underway, pending or threatened, and none of the Seller or the Acquired Companies has received any written notice thereof;

(h)          (A) neither the Seller nor any Acquired Company has any current or historic overseas or foreign Tax registration requirements in any jurisdiction and there is no requirement that either the Seller nor any Acquired Company remit any Taxes to any overseas or foreign authorities and (B) no claim has ever been made by an authority in a jurisdiction in which the Seller or an Acquired Company does not file Tax Returns that either the Seller or the Acquired Company is or may be subject to taxation by that jurisdiction;

(i)           each of the Seller and each Acquired Company has complied with all applicable Laws relating to the withholding of Taxes and has withheld and paid on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, manager, creditor, shareholder, member or other third party;

(j)           there are no outstanding or requested waivers of any statutes of limitations or agreements by or on behalf of the Seller or any Acquired Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Seller or any Acquired Company or any other matter pending between either the Seller or any Acquired. Company, on the one hand, and any Tax Authority, on the other hand;

(k)          there are no Encumbrances for Taxes (other than Encumbrances for Taxes which are not yet due and payable) on any of the Acquired Interests, or any of the assets of the Seller or any Acquired Company;

(l)           neither the Seller nor any Acquired Company is a “foreign person” as that term is defined in Section 1445 of the Code;

(m)         neither the Seller nor any Acquired. Company is a party to any Tax allocation, sharing or indemnity agreement or any similar agreement in favor of any Person with respect to Taxes;

(n)          neither the Seller nor any Acquired Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and each Acquired Company is not a member of an “affiliated group” within the meaning of Code Section 1504(a) or any similar group (including any combined or unitary group) defined under a similar provision of state, local or foreign law;

(o)          neither the Seller nor any Acquired Company has any liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise or under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law)

(p)          neither the Seller nor any Acquired Company has agreed to make, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise;

(q)          no Governmental Authority responsible for the imposition, assessment or reassessment of any Taxes (a “Tax Authority”) has proposed, in writing, any adjustment, assessment or reassessment, or change in accounting method of the Seller or any Acquired Company, and neither the Seller nor any Acquired Company has an application pending with any Tax Authority requesting permission for any change in accounting method;

(r)          No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any state, local or foreign law) executed on or prior to the Closing Date; (C) intercompany transaction or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of any state, local or foreign law) entered into or created on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (F) prepaid amount or deferred revenue received on or prior to the Closing Date; (G) election made pursuant to Code Section 108(i) on or prior to the Closing Date; or (H) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(s)          neither the Seller nor any Acquired Company has entered into any transaction that constitutes a “listed transaction” within the meaning of U.S. Treasury Regulation Section l.601 l-4(b)(2) or “reportable transaction” as defined in Code Section 6707A(c)(l) and U.S. Treasury Regulation Section l.6011-4(b);

(t)          there is no material property or obligation of the Seller or any Acquired Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable Laws;

(u)          neither the Seller nor any Acquired Company has distributed securities of any other Person, or had shares of its capital stock or other equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361;

(v)          neither the Seller nor any Acquired Company has received any letter ruling from the IRS (or any comparable ruling from any other Tax Authority);

(w)         all of the assets of each Acquired Company have been properly listed and described on the property tax rolls for each jurisdiction in which the assets are located and no portion of the assets constitutes omitted property for property tax purposes;

(x)          neither the Seller nor any Acquired Company will be liable for any Taxes under Code Section 1374 or any analogous state or local provision in connection with the sale of the Acquired Interests by the Seller to the Buyer; and

(y)          neither the Seller nor any Acquired Company has deferred any payroll or employment Taxes pursuant to the CARES Act or any program authorized thereunder.

(z)          The Seller has delivered, or will deliver to the Buyer true and complete copies of all U.S. federal and state income Tax Returns and all other income, franchise, sales and use and payroll Tax Returns of the Seller and each Acquired Company filed within the past five (5) years, and copies of any elections or amendments thereto, along with all notices of assessments and reassessments and substantive correspondence with Tax Authorities (together with any agent’s reports and any accountants’ work papers).

(aa)        “Taxes” means all taxes, installments, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, land transfer, employer, health, goods and services, harmonized sales, social contribution, employment insurance premium, unemployment compensation, disability, transfer, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative mm1mum, environmental, severance, stamp, occupation, premium, unclaimed property, escheat and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Authority, whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Authority or any additional amounts attributable or imposed with respect to such amounts. “Tax Return” means any report, return, information return, statement, form, election, slip, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including any estimated or amended returns and reports of any kind, with respect to Taxes.

Section 3.24.       Books and Records. The minute books of each Acquired Company have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of each Acquired Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of each Acquired Company.

Section 3.25.       Brokers. Except as disclosed in Schedule 3.25, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 3.26.       Compliance with Securities Laws.

(a)          Unregistered; Restricted. Subject to the terms and conditions of this Agreement, the Seller acknowledges that the issuance of the Note and the Underlying Securities have not been and will not be registered under the Securities Laws and will constitute restricted securities that may not be offered for resale or resold without compliance with the Securities Laws. Subject to the terms and conditions of this Agreement, the Seller covenants, warrants and represents that none of the Note and the Underlying Securities will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Laws and the rules and regulations of the SEC and any applicable state securities regulatory authority (including holding the Note and the Underlying Securities for at least six (6) months or such other longer period as required by Rule 144 under the Securities Act). Subject to the terms and conditions of this Agreement, the Seller consents to XCF making a notation on its records or giving stop transfer or other instructions to any transfer agent of XCF in order to implement the restrictions on transfer.

(b)          Economic Risk; Sophistication; Accredited Investors. Subject to the terms and conditions of this Agreement, the Note and the Underlying Securities are being acquired by Seller solely for the Seller’s own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. Subject to the terms and conditions of this Agreement, the Seller is able to bear the economic risk of an investment in the Note and the Underlying Securities and can afford to sustain a total loss of such investment. The Seller has such knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of the Note and the Underlying Securities and, subject to the terms and conditions of this Agreement, therefore has the capacity to protect the Seller’s own interests in connection with the Seller’s acquisition of the Note and the Underlying Securities pursuant hereto. The Seller is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933. The Seller or its representative have had an adequate opportunity to ask questions and receive answers from the officers of the Buyer concerning, among other matters, XCF, its management, their plans for the operation of their businesses and potential additional acquisitions. The Seller represents that the Seller has had an adequate opportunity to carefully review all information concerning XCF that the Seller deems necessary or appropriate to evaluate the merits and risks of the proposed Note and the Underlying Securities. The Seller acknowledges that the Note and the Underlying Securities being acquired by the Seller were not offered to the Seller by means of publicly disseminated advertisements or sales literature. The investigations and inquiries made by or on behalf of the Buyer and the information, materials and documents supplied to the Buyer its representatives in connection with their review of the Acquired Companies and the Plant shall not (and were not intended to) limit or affect the representations and warranties of the Seller or relieve it from any of their respective obligations and liabilities in respect thereof.

Section 3.27.       Disclosure.

(a)          No representation, warranty or covenant made by the Seller or any Acquired Company in this Agreement, the Schedules (when delivered) or the Exhibits attached to this Agreement, or the Ancillary Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. All forecasts and projections delivered to the Buyer by or on behalf of the Seller or an Acquired Company were prepared in good faith based upon assumptions that were reasonable as of the date prepared.

(b)          To the Seller’s Knowledge, there is no Governmental Order, Contract, Action, change in Law, or any other proceeding, circumstance or fact that would prevent the Plant from producing renewable diesel that qualifies for a Renewable Identification Number by the U.S. Environmental Production Agency and Low Carbon Fuel Standard credits administered by California’s, Oregon’s and Washington’s Air Resource Boards. All materials provided to Buyer regarding the availability of Renewable Identification Numbers and the availability of tax credits and incentives in connection with this Agreement do not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct on the date hereof and as of the Closing Date (unless such representation and warranty is as of a specific date, in which case it shall be true and correct on the specified date). In addition, the Buyer hereby confirms that the Seller is relying on the representations and warranties set forth in this ARTICLE IV in connection with its execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement.

Section 4.01.       Organization and Authority of Buyer. XCF is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has, or will have at Closing, full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been, or at Closing will be, duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, or at Closing will be, duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes, or will constitute, a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02.       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03.       Brokers. Except GL SPV Part 1, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the purchase of the Acquired Interests based upon arrangements made by or on behalf of Buyer.

Section 4.04.       Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05.       Exemptions from Securities Laws. Provided that the representations made by the Seller in Section 3.26 of this Agreement remain true and accurate on the Closing Date and subject to Seller’s reliance upon Buyer’s compliance with the terms and conditions of this Agreement, the issuance of the Note and the Underlying Securities by XCF to the Seller will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by XCF under the applicable Securities Laws in connection with such issuance, other than a Notice of Exempt Offering of Securities on Form D, if applicable. The investigations and inquiries made by or on behalf of the Seller and the information, materials and documents supplied to the Seller and its representatives in connection with their review of the issuance of the Note and the Underlying Securities shall not (and were not intended to) limit or affect the representations and warranties of the Buyer or relieve it from any of their respective obligations and liabilities in respect thereof.

Section 4.06.       Disclosure. No representation, warranty or covenant made by the Buyer in this Agreement, the Schedules or the Exhibits attached to this Agreement, or the Ancillary Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
COVENANTS

Section 5.01.       Conduct of Business Prior to the Closing. From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Acquired Companies to, (x) conduct their business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact their current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of any employees, customers, lenders, suppliers, regulators and others having business relationships with Acquired Companies. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)          cause the Acquired Companies to preserve and maintain all of their Permits;

(b)          cause the Acquired Companies to pay their debts, Taxes and other obligations when due;

(c)          cause the Acquired Companies to maintain the properties and assets owned, operated or used by them, including those for use in the Plant, in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          cause the Acquired Companies to continue in full force and effect without modification all Insurance Policies, except as required by Law;

(e)          cause the Acquired Companies to defend and protect their properties and assets from infringement or usurpation;

(f)          cause the Acquired Companies to perform all of their obligations under all Contracts relating to or affecting its properties, assets or business;

(g)          cause the Acquired Companies to maintain their books and records in accordance with past practice;

(h)          cause the Acquired Companies to comply in all material respects with all Laws; and

(i)          cause the Acquired Companies not to take or permit any action that would cause a Material Adverse Effect.

Section 5.02.       Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Acquired Companies to, (a) afford Buyer and its Representatives full and free access to and the right to inspect the Plant, and all of the other properties, assets, premises, books and records, Contracts and other documents and data related to the Acquired Companies; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Companies and Plant as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Acquired Companies to cooperate with Buyer in its investigation of the Acquired Companies. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Acquired Companies. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

Section 5.03.       No Solicitation of Other Bids.

(a)          Seller shall not, and shall not authorize or permit any of its Affiliates (including any Acquired Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including any Acquired Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving any Acquired Company; (ii) the issuance or acquisition of Membership Interests in any Acquired Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Acquired Company’s properties or assets.

(b)          In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04.       Notice of Certain Events.

(a)          From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)         Any incurrence of Liabilities in excess of $500,000 individually or in the aggregate (excluding the purchase of feedstock or other start-up consumables to be used by the Plant) and any incurrence of indebtedness.

(ii)        any stoppage or suspension of the commercial operations of the Plant when the anticipated impact is for a duration of longer than five (5) Business Days;

(iii)       any change or proposed change to a Material Contract;

(iv)       any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.02(d) to be satisfied;

(v)        any change in any Permit, the seeking of a new Permit, the revocation of an existing Permit, or the denial of a Permit or the Knowledge of Se1ler that any of the foregoing are impending;

(vi)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(vii)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(viii)     any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05.       Confidentiality. From the date hereof and following the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Companies, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06.       Non-Competition; Non-Solicitation.

(a)          For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Acquired Company and customers or suppliers of any Acquired Company. Notwithstanding the foregoing, (i) Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (ii) Seller or its Affiliates shall have the right to develop and/or construct additional plant sites using customers or suppliers of the Acquired Companies provided that (a) Seller gives XCF and its Affiliates ninety (90) days advance written notice, (b) the notice provides XCF and/or its Affiliates a description of the proposed plant and the timing of development and construction, (c) XCF and its Affiliates are provided with a right of first refusal for a period of ninety (90) days during which time Seller, XCF and its Affiliates covenant and agree to negotiate in good faith a participation or joint venture (whether financial or operational) in the plant to be developed or constructed.

(b)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of XCF and its Affiliates or of any Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.06(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by XCF and its Affiliates or an Acquired Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Acquired Company or potential clients or customers of any Acquired Company for purposes of diverting their business or services from any Acquired Company.

(d)          Seller acknowledges that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)          Seller acknowledges that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Law. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.07.       Governmental Approvals and Consents.

(a)          Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act, which shall be filed within fifteen (15) Business Days of the end of the Inspection Period unless otherwise agreed by both Parties) required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents.1 Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

1 Pending research regarding whether HSR Act filing is required.

(b)          Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.05.

(c)          Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use all reasonable best efforts to:

(i)         respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)        avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)       in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)          If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which any Acquired Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Acquired Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Acquired Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Acquired Company shall assume all obligations and burdens thereunder.

(e)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or any Acquired Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)          Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, any Acquired Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08.       Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)         retain the books and records (including personnel files) of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies; and

(ii)        upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer or an Acquired Company after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i)         retain the books and records (including personnel files) of Seller which relate to the Acquired Companies and their operations for periods prior to the Closing; and

(ii)        upon reasonable notice, afford the Representatives of Buyer or the Acquired Companies reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)          Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.08 where such access would violate any Law.

Section 5.09.       Closing Conditions From the date hereof until the Closing, each Party hereto shall, and Seller shall cause the Acquired Companies to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.10.       Public Announcements. Unless otherwise required by Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shal1 not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11.       Cooperation with Requisite Shareholder Approval and Disclosure Obligations. Following the date of this Agreement, Seller shall assist XCF in complying with any disclosure obligations in connection with a Qualifying Equity Sale (as defined in the Note). Upon request of XCF, Seller shall, and shall cause the Acquired Companies, to provide any necessary information (including financial statements) that is required to be included in any proxy statement or information statement as required by the SEC in connection with the registration statement, prospectus or SEC filing for the Qualifying Equity Sale. Additionally, Seller shall assist XCF in providing any additional information about the Acquired Companies (including financial statements) as required by the SEC.

Section 5.12.       Position of Randall E. Soule. Until such time as the Note is paid in full, Randall E. Soule shall remain as manager of New Rise and New Rise Reno.

Section 5.13.       [Intentionally omitted.]

Section 5.14.       Disclosure Schedules. Within twenty (20) Business Days after the date hereof, the Seller shall prepare and deliver to Buyer each Disclosure Schedule or diligence item that was not provided at execution of this Agreement, which shall include all information necessary to make the representations and warranties of the Seller contained in this Agreement accurate as of the date hereof and the Closing Date; provided, however, that no such delivery of the Disclosure Schedules shall have any effect for purposes of determining the satisfaction of the conditions set forth in ARTICLE VII or have any effect on the indemnification obligations of the Seller set forth in ARTICLE VIII.

Section 5.15.       Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
TAX MATTERS

Section 6.01.       Tax Covenants.

(a)          Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Acquired Companies, their Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, any Acquired Company or the Plant, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any Acquired Company or the Plant in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, any Acquired Company, their Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Acquired Companies) against any such Tax or reduction of any Tax asset.

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)          Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Acquired Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of any Acquired Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02.       Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Acquired Company shall be terminated as of the Closing Date. After such date no Acquired Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03.       Tax Indemnification. Except to the extent treated as a liability pursuant to the Purchase Price Adjustment Mechanism, Seller shall indemnify the Acquired Companies, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.23; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Acquired Companies or relating to the business of the Acquired Companies for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Companies (or any predecessor of the Acquired Companies) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on any Acquired Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of any Acquired Company that are the responsibility of Seller pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Buyer or any Acquired Company.

Section 6.04.       Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05.       Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by any Acquired Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.06.       Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of any Acquired Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Acquired Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Acquired Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 6.07.       Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.23 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.08.       Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
CLOSING; CLOSING DELIVERIES

Section 7.01.       Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Acquired Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Central Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Whitley LLP Attorneys at Law, 24285 Katy Freeway, Suite 300, Katy, TX 77494, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 7.02.       Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing of each of the following conditions:

(a)          The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)          P66 has not exercised its right of first refusal to acquire the Plant.

(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)          The Buyer shall have received Board approval for the Transaction.

Section 7.03.       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06, Section 3.09, Section 3.10, Section 3.18, Section 3.19, Section 3.23 and Section 3.25, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06, Section 3.09, Section 3.10, Section 3.18, Section 3.19, Section 3.23 and Section 3.25 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No Action shall have been commenced against Buyer, Seller or the Acquired Companies, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)          Seller shall have duly executed and delivered the Ancillary Documents to Buyer.

(g)          At least three (3) Business Days before Closing, Seller shall have delivered to Buyer a statement setting forth the estimated New Rise Liabilities.

(h)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Seller’s Officers Certificate”).

(i)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder (the “Seller’s Secretary’s Certificate”).

(j)          Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each Acquired Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Acquired Company is organized and each other jurisdiction in which an Acquired Company is qualified to do business (the “Status Certificates”).

(k)          Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code (the “FIRPTA Certificate”).

(l)          XCF and the Seller shall have agreed in writing to the Purchase Price Adjustment Mechanism.

(m)        Seller shall have obtained a Phase 1 Environmental Report that meets ASTM E 1527-13, and any update thereof as determined by the Buyer, in its sole discretion (the “Phase 1 Environmental Report”).

(n)          The Inspection Period has ended and XCF shall have completed its due diligence investigation of the Acquired Companies and Plant, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

(o)          If requested by Buyer, each Related Party Contract has been terminated or amended to the satisfaction of XCF, at its election and in its sole discretion, unless necessary to the operations of the Plant (the “Related Party Contract Terminations”).

(p)          Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.04.       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          The Assignment shall have been executed and delivered by the Parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer that each of the conditions set forth in Section 7.04(a) and Section 7.04(b) have been satisfied (the “Buyer’s Officer Certificate”).

(f)          Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.05.       Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer the following:

(a)          Copies of all approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules.

(b)          Duly executed versions of the Ancillary Documents.

(c)          The Seller’s Officer Certificate.

(d)          The Seller’s Secretary Certificate.

(e)          The Status Certificates.

(f)          The FIRPTA Certificate.

(g)          If applicable, the Related Party Contract Terminations.

(h)          Audited financial statements of the Seller or Plant certified by a public accounting firm registered with the Public Company Accounting Oversight Board.

(i)          Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.06.       Buyer’s Deliveries.

(a)          At the Closing, Buyer shall deliver the following to the Seller:

(i)         Duly executed versions of the Ancillary Documents required to be executed by Buyer, including the Note.

(ii)        The Buyer’s Officer Certificate.

ARTICLE VIII
INDEMNIFICATION

Section 8.01.       Survival. Subject to the limitations and other prov1S1ons of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.23 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06, Section 3.09, Section 3.10, Section 3.18, Section 3.19, Section 3.23 and Section 3.25, Section 4.01 and Section 4.03 shall survive indefinitely. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02.       Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII. Seller shall indemnify and defend each of Buyer and its Affiliates and its respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.23, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date {except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c)          Broker Fees for which Seller is obligated;

(d)          any matter disclosed by the Seller in Disclosure Schedules not provided at the execution of this Agreement;

(e)          Actions against Seller or any Acquired Company pending at the Closing Date, or arising due to facts, circumstances or events occurring prior to the Closing Date; and

(f)          Environmental, Health and Safety Requirements pending against the Seller or any Acquired Company at the Closing Date, or arising due to facts, circumstances or events occurring prior to the Closing Date.

Section 8.03.       Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04.       Certain Limitations.

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06, Section 3.09, Section 3.10, Section 3.18, Section 3.19, Section 3.23 and Section 3.25, Section 4.01 and Section 4.03.

(d)          For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05.       Indemnification Procedures. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)          Procedures. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) Business Days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of any Acquired Company or any Governmental Authority, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.0S(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within five (5) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a). it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) Business Days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the applicable Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) Business Days period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.23 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06.       Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided however, that if the Indemnified Party is the Buyer, the Buyer may elect to reduce the balance on the Note by the amount of the payment owed to the Buyer or . The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate of ten percent (10.0%) per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07.       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08.       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02(d) or Section 7.04, as the case maybe.

Section 8.09.       Exclusive Remedies. Subject to Error! Reference source not found., Section 5.06 and Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
TERMINATION

Section 9.01.       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by Buyer by written notice to Seller if:

(i)         If Seller does not provide its Disclosure Schedules by the time required under Section 5.14;

(ii)        At any time during a period of inspection (the “Inspection Period), which will end on the later of the twentieth (20th) Business Day following the delivery by the Seller of all outstanding Disclosure Schedules as contemplated by Section 5.14;

(iii)       Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within five (5) Business Days of Seller’s receipt of written notice of such breach from Buyer; or

(iv)        any of the conditions set forth in Section 7.02 or Section 7.02(d) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2024, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Seller by written notice to Buyer if:

(i)         Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within five (5) Business Days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)        any of the conditions set forth in Section 7.02 or Section 7.04 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2024, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable, or (iii) P66 exercises its right of first refusal to acquire the Plant.

Section 9.02.       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)          as set forth in this ARTICLE IX and Section 5.05 and ARTICLE X hereof; and

(b)          that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

Section 9.03.       Reversion Option. If Buyer has not effectuated a Change of Control Transaction by April 30, 2024 (the “Change of Control Deadline”), then Seller may terminate this Agreement by delivering written notice to Buyer. Upon termination pursuant to this Section, (a) the terms and conditions contained herein shall be deemed null and void and this Agreement shall be terminated with immediate effect except this Section 9.03, (b) the Ancillary Agreements shall be deemed null and void and of no further effect, (c) all Common Shares of XCF issued to Seller shall be returned to XCF and cancelled, and (d) XCF shall re-assign the Membership Interests of the Acquired Companies back to Seller without any consideration and execute all necessary assignments and other documents necessary or desirable for such re-assignment. The Change of Control Deadline may be extended to June 30, 2024 by mutual consent of the Parties.

ARTICLE X
MISCELLANEOUS

Section 10.01.    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and Seller shall be equally responsible for all filing fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02.     Notices. AU notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	RESC Renewables Holdings, LLC 14830 Kivett Lane Reno, NV 89521 Attention: Randall E. Soule Email: Randy@encorenv.com Phone: (775) 852-2295 Facsimile: (775) 852-9455

with a copy (which shall not constitute notice) to:	Vaught & Conner 1900 NW Expressway, Suite 1300 50 Penn Place Building Oklahoma City, OK 73118 Attention: Scot A. Conner Email: sconner@vcokc.com Facsimile: (405) 840-4071 Phone: (405) 848-2255

If to Buyer:	XCF Global Capital, Inc. 5170 Golden Foothill Parkway El Dorado Hills, CA 95762 E-mail: j.cunningham@xcf.capital Facsimile: (833) 790-4067 Phone: (916) 804-2828

with a copy (which shall not constitute notice) to:	Whitley LLP Attorneys at Law 24285 Katy Freeway, Suite 300 Katy, TX 77494 E-mail: swhitley@whitley-llp.com Facsimile: (866) 512-7794 Phone: (281) 206-0433

Section 10.03.       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” ‘‘hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04.       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05.       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.06(e). upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06.       Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08.       No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09.       Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10.       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIYER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(C).

Section 10.11.       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RESC RENEWABLES HOLDINGS, LLC

By:	/s/ Randall Soule
Name: Randall Soule
Title: Manager

XCF GLOBAL CAPITAL, INC.

By:	/s/ Joseph Cunningham
Name: Joseph Cunningham
Title: President

Schedule A

The following terms have the meanings specified or referred to in this Schedule A:

‘‘Acquired Companies” has the meaning set forth in the preamble.

“Acquired Company Tax Returns” has the meaning set forth in Section 3.23(a).

“Acquired Interests” has the meaning set forth in the recitals.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“ADA” has the meaning set forth in Section 3.22(h).

“ADEA” has the meaning set forth in Section 3.22(h).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Assignment and the Note.

“Assignment” means an assignment agreement for the Acquired Interests to be entered into in connection with the Closing in a form satisfactory to Buyer, in its sole discretion.

“Benefit Plan” has the meaning set forth in Section 3.21(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Sacramento, California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Officer Certificate” has the meaning set forth in Section 7.04(e).

“XCF” has the meaning set forth in the Preamble.

“CERCLA” has the meaning set forth in Section 3.l 9(b).

“Change of Control Deadline” has the meaning set forth in Section 9.03.

“Change of Control Transaction” means (i) the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets to a Public Company; (ii) the consummation of a merger or consolidation of the Company with or into a Public Company; or (iii) the acquisition of all or substantially all of the Common Shares of the Company by a Public Company.

“Closing” has the meaning set forth in Section 7.01.

“Closing Date” has the meaning set forth in Section 7.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA” has the meaning set forth in Section 3.21(i).

“Common Shares” means the shares of Common Stock, $0.001 par value per share, of XCF.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer pursuant to this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Domain Names” has the meaning set forth in Section 3.14(g).

“Employee Benefit Plan” has the meaning set forth in Section 3.2l(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental, Health and Safety Requirements” means all applicable federal, state, municipal and local laws, statutes, regulations, ordinances, by-laws, codes, standards, directives, policies, Permits and other provisions (including those in foreign jurisdictions) having the force or effect of law, all judicial and administrative orders and determinations, all binding agreements with any Governmental Authority and all common law concerning public health and safety, worker health and safety, and pollution (or cleanup thereof), the protection or preservation of natural resources, protected, endangered, threatened or at-risk species or species of special concern or the Environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, warning, discharge, release, threatened release, control, cleanup of or exposure to any Hazardous Materials substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended, including the following (including their implementing regulations and any state analogs): OPA90; CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the principles of common law and equity.

‘“Environment” means the air (including ambient air and all layers of the atmosphere), land (including soil, surface or subsurface strata or medium, sediments, fill, lands submerged under water, buildings, improvements and structures), water (including oceans, lakes, rivers, streams, drinking water supply, groundwater and surface water), and all other external conditions and influences under which humans, animals and plants live or are developed.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Existing Employment Agreements” has the meaning set forth in Section 3.20(a).

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Certificate” has the meaning set forth in Section 7.03(k).

“Fiscal Year End Balance Sheet Date” has the meaning set forth in Section 3.06.

“FLSA” has the meaning set forth in Section 3.22(h).

“FMLA” has the meaning set forth in Section 3.22(h).

“GAAP’’ means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(xi).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“‘Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, flammable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum- derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent or combination of any such substance or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Environmental, Health and Safety Requirement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Acquired Companies, any and all obligations for borrowed money, obligations evidenced by loan agreements, notes, bonds (excluding any undrawn performance or payment bonds) or similar instruments, capital leases, amounts due to the Seller and its Affiliates, amounts drawn and unpaid under outstanding letters of credit, net obligations under any swap, derivative or similar transactions, obligations for deferred purchase price, deferred compensation or other deferred payments for which any Acquired Entity is liable, prepayment fees and penalties related to the payoff of any of the foregoing as of the Closing, any guarantee (which, for purposes of this definition, shall include any obligation, contingent or otherwise, having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person in any manner, whether directly or indirectly) by any Acquired Entity of any of the foregoing, and any outstanding obligations or liabilities of any Acquired Entity pursuant to any shares of preferred securities, any warrants or similar instruments issued by an Acquired Entity, or any other equity or equity-based interest or instrument, and any off-balance sheet arrangements (including ground leases) in each case, whether or not such items are included as indebtedness or liabilities in accordance with GAAP and, in each case, whether short-term or long-term (all such indebtedness, obligations and liabilities collectively referred to herein as “Indebtedness”).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants mutually selected by Seller and Buyer, other than Seller’s accountants and Buyer’s accountants.

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“Insurance Policies” means all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including any Acquired Company) and relating to the assets, business, operations, employees, officers and managers of any Acquired Company and/or the Plant.

“Intellectual Property” has the meaning set forth in Section 3.14(a).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“IP Agreements” has the meaning set forth in Section 3.14(a).

“IRCA” has the meaning set forth in Section 3.22(1).

“IRS” has the meaning set forth in Section 3.21(b).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Randy Soule, after due inquiry.

“Labor Agreements” has the meaning set forth in Section 3.22.

“Labor Laws” has the meaning set forth in Section 3.22(p).

“Law” means any applicable federal, state, municipal, local and foreign laws (including the common and civil law and equity), statutes, rules, regulations, ordinances, codes, orders, decrees, injunctions, judgments, treaties and other legislative, administrative or judicial promulgations, including those relating to zoning, Taxes, immigration, environmental matters, labor and employment, security, privacy, data production and the safety and health of employees, of all Governmental Authority or arbitration panels and contained in all published requirements, plans, notices, permits, licenses, authorizations, approvals, consents and demand letters issued, entered, promulgated or approved thereunder, in each case as amended and in effect from time to time.

“Leased Real Property” has the meaning set forth in Section 3.l0(b).

“Liabilities” has the meaning set forth in Section 3.08(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Plant or any Acquired Company, or the ability of the Plant to continue commercial operations or qualify for incentive tax credits, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that ‘“Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in Laws or accounting rules, including GAAP; or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies or Plant compared to other participants in the industries in which the Acquired Companies conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Membership Interests” means limited liability company interests, membership interests, units, or other equity interests in a limited liability company.

“Multiemployer Plan” has the meaning set forth in Section 3.2l(a).

“New Rise” has the meaning set forth in the preamble.

“New Rise Liabilities” means the Twain Ground Lease and the USDA Financing.

“New Rise Reno” has the meaning set forth in the preamble.

“NLRB” has the meaning set forth in Section 3.22(a).

“Note” has the meaning set forth in Section 2.02(a).

“Off-Site TSD Facility” means any off-site facility or location at or to which any Acquired Company has transported, treated, stored or disposed of, or caused or arranged for the transportation, treatment, storage or disposal of, Hazardous Materials).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization and any stockholder agreement; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“OSHA” has the meaning set forth in Section 3.22(j).

“Other Plan” has the meaning set forth in Section 3.21(a).

“OPA90” has the meaning set forth in Section 3.19(b).

“P66” means Phillips 66.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Property” has the meaning set forth in Section 3.11(a).

“Phase 1 Environmental Report” has the meaning set forth in Section 7.03(m).

“Plant” has the meaning set forth in the recitals.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Public Company” means a company whose securities are registered pursuant to the Securities Exchange Act of 1934 or a direct or indirect subsidiary of such a company.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Mechanism” has the meaning set forth in Section 2.02.

“Related Party Contracts” has the meaning set forth in Section 3.09(a)(xiv).

“Related Party Contract Terminations” has the meaning set forth in Section 7.03(0).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the engineering, procurement, design, construction and operation of a plant, facility or complex designed to produce gasoline or diesel or other petroleum products.

“Restricted Period” has the meaning set forth in Section 5.06(a).

“SEC” means the Securities and Exchange Commission.

“Securities Law” means the Securities Act of 1933, as amended, and the rules and the regulations thereunder, as well as any state or ‘“Blue Sky” laws and any rules and regulations thereunder.

“Security Agreement” has the meaning set forth in Section 2.02(c).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Officer Certificate” has the meaning set forth in Section 7.03(k).

“Seller Secretary Certificate” has the meaning set forth in Section 7.03(1).

“Status Certificates” has the meaning set forth in Section 7.03(j).

“Straddle Period” has the meaning set forth in Section 6.04.

“Taxes” and “Tax” has the meaning set forth in Section 3.23(aa).

“Tax Authority” has the meaning set forth in Section 3.23(9).

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” has the meaning set forth in Section 3.23(aa).

“Territory” means the State of Nevada and each other state adjoining the state of Nevada.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction” has the meaning set forth in the preamble.

“Twain Ground Lease” means that certain Ground Lease by and between Twain GL XXVIII, LLC as Landlord and New Rise Renewables Reno, LLC, dated March 31, 2022.

“Underlying Securities” means the Common Shares of XCF that are issuable upon conversion of the Note.

“USDA Financing” means the financing held at Greater Nevada Credit Union.

“WARN” has the meaning set forth in Section 3.22(m).

EXHIBIT A
FORM OF NOTE

(see attached)

EXHIBIT B

FORM OF SECURITY AGREEMENT

(see attached)